Exhibit 99.1
Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Holdings, Ltd. Provides Initial Estimate of Net Losses
From Third Quarter 2017 Loss Events

PEMBROKE, Bermuda, October 9, 2017 - Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) today provided an initial estimate of Validus’ net losses from third quarter 2017 loss events. Validus expects to record losses from these events, net of reinsurance, retrocessional recoveries, noncontrolling interest and net impact on premiums earned, in the amount of $378.9 million. This amount is apportioned between events as follows:

	Three Months Ended September 30, 2017
	(Amounts in millions of USD)
	Notable Loss Events (a)			Other Event	Total
Third Quarter 2017 Loss Events	Hurricane Harvey	Hurricane Irma	Hurricane Maria	Mexico City Earthquake
Net Losses and Loss Expenses Excluding AlphaCat	$147.0	$164.9	$53.2	$11.8	$376.9
Validus’ Share of AlphaCat Losses and Loss Expenses	7.3	21.0	7.4	0.1	35.8
Validus' Share of Net Losses and Loss Expenses	154.3	185.9	60.6	11.9	412.7
Less: Net Impact on Premiums Earned (b)	(7.9)	(22.7)	(2.9)	(0.3)	(33.8)
Net Loss Attributable to Validus (c)	$146.4	$163.2	$57.7	$11.6	$378.9
_________________________________________

(a)	Notable loss events are loss events which aggregate to over $30.0 million on a consolidated basis.

(b)	Net impact on premiums earned includes reinstatement premiums assumed and ceded, and the net impact of accelerating unearned premiums assumed and ceded.

(c)	The net loss attributable to Validus of $378.9 million is allocated by segments as follows: Validus Re $223.3 million; Talbot $100.0 million; Western World $19.9 million; and AlphaCat $35.7 million.

The above estimates are based on Validus’ current evaluation of impacted contracts and information provided by customers and intermediaries. Validus’ actual losses from these events may vary materially from these estimates due to uncertainties inherent in this preliminary information.

As part of the loss evaluation process, Validus has estimated the industry losses from these loss events, excluding losses to the National Flood Insurance Program, as follows:  Hurricane Harvey $20 - $30 billion, Hurricane Irma $25 - $40 billion, Hurricane Maria $25 - $45 billion and Mexico City Earthquake $2 - $4 billion. These estimates of industry losses are preliminary and subject to change.  The estimated industry losses are not used as the primary driver when determining Validus’ loss estimates.  As noted above, Validus’ loss estimates are based on an evaluation of impacted contracts and information provided by customers and intermediaries.

Ed Noonan, Validus’ Chairman and Chief Executive Officer, stated, “The devastation caused by these disasters has inflicted significant suffering and loss to tens of millions of people, and our first thoughts are for those whose lives have been disrupted.  A key part of what we do is to help people recover from the financial impact of catastrophes. We will pay significant amounts in this regard, and it is a moment in which I am proud of the role that our company and our industry performs for communities all over the world. Validus is a strong company, and we are very prudent in our risk management. As we look to the rest of the year we continue to be well positioned with significant retrocessional and reinsurance protection in place. While these events will affect each of our businesses, our financial position allows us to sustain these events with no disruption.”

About Validus Holdings, Ltd.

Validus Holdings, Ltd. (“Validus”) is a holding company for reinsurance and insurance operating companies and investment advisors including Validus Reinsurance, Ltd. (“Validus Re”), Talbot Holdings Ltd. (“Talbot”), Western World Insurance Group, Inc. (“Western World”) and AlphaCat Managers, Ltd. (“AlphaCat”).

Validus Re is a global reinsurance group focused primarily on treaty reinsurance. Talbot is a specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. Western World is a U.S. specialty lines insurance group focused on excess and surplus lines. AlphaCat is a Bermuda based investment advisor managing capital for third parties and Validus in insurance linked securities and other property catastrophe and specialty reinsurance investments.

Cautionary Note Regarding Forward-Looking Statements

This press release may include forward-looking statements, both with respect to the Company and its industry, that reflect our current views with respect to future events and financial performance. Statements that include the words "expect", "intend", "plan", "believe", "project", "anticipate", "will", "may" and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) the preliminary nature of reports and estimates of loss to date in connection with the third quarter 2017 loss events; 2) unpredictability and severity of catastrophic events; 3) rating agency actions; 4) adequacy of Validus' risk management and loss limitation methods; 5) cyclicality of demand and pricing in the insurance and reinsurance markets; 6) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 7) Validus' ability to implement its business strategy during "soft" as well as "hard" markets; 8) adequacy of Validus' loss reserves; 9) continued availability of capital and financing; 10) retention of key personnel; 11) competition; 12) potential loss of business from one or more major insurance or reinsurance brokers; 13) Validus' ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 14) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 15) the integration of businesses Validus may acquire or new business ventures Validus may start; 16) the effect on Validus' investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 17) acts of terrorism or outbreak of war; and 18) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus' most recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Investors:
Validus Holdings, Ltd.
Investor.Relations@ValidusHoldings.com
+1-441-278-9000

or

Media:
Brunswick Group
Mustafa Riffat / Charlotte Connerton
+1-212-333-3810